Exhibit 99.1

FOR IMMEDIATE RELEASE

Company contact:
Doug Baker
Applied Nanotech Holdings, Inc.
248.391.0612
dbaker@appliednanotech.net

Applied Nanotech Announces Strategic Relationship with Sichuan Anxian Yinhe Construction and Chemical Group Co. Ltd (“YHCC”)

YHCC is Granted Option to Key Technologies

YHCC Makes Strategic Investment in Applied Nanotech

Austin, TX, February 17, 2011 - Applied Nanotech Holdings, Inc. (OTC BB: APNT) is pleased to announce that it has formed a strategic relationship with Sichuan Anxian Yinhe Construction and Chemical Group Co., Ltd (“YHCC”). The companies signed a letter of intent, giving YHCC the exclusive right to license and commercialize two of APNT’s technologies. Any licenses signed will be exclusive in China and other specific parts of Asia, and nonexclusive for the rest of the world. This right is valid until August 31, 2011, and can be extended further upon mutual agreement of the parties.  YHCC is providing APNT with a deposit, for this exclusive right, which will be applied against the upfront payment on the two licenses, if and when completed.

YHCC has expressed a strong interest in licensing additional technologies from APNT, after successful conclusion of the first two, with the ultimate goal of commercializing or representing all APNT technologies in China.

In addition to the letter of intent, YHCC is making a strategic investment of $2.5 million in APNT, for which it will receive 6,578,948 shares of restricted common stock and a board seat on APNT’s Board of Directors.   Terms were agreed upon in January 2011 with final documents signed on February 13, 2011 in Mianyang, China.  The share price of $0.38 was based on the market price of APNT’s common stock at the time the terms of the agreement were reached.

“Along with their strong interest in licensing our technology, YHCC’s strategic investment clearly demonstrates both their commitment and confidence in our technologies.  With YHCC, we believe we have found the right partner in China with the financial resources and know-how to help us commercialize our technology,” commented Dr. Zvi Yaniv, CEO of Applied Nanotech, Inc.

Founded in 1965, YHCC has a history of over 40 years of successful manufacturing and commercialization of products. YHCC is a diversified construction, manufacturing and chemical company, and is now China’s largest suppliers of chromium salts, including Sodium Dichromate, Chromic Acid, Chrome Sulfate, Chromic oxide, and others. Located in the Sichuan Province and operating state of the art facilities, YHCC also has significant operations in cement manufacturing, the production of sulphuric acid, as well as the production of nutritional supplements and feed additives. YHCC has assets of 1.56 billion Yuan ($250 million), over 2000 employees, and, in 2010, YHCC’s revenue exceeded 2 billion Yuan ($330 million), up 100 % from its 2007 level of $1 billion Yuan, and expects to see similar growth levels in the coming years.  YHCC is an innovative and entrepreneurial company operating 3 industrial parks, with plans to further expand into high tech areas, including nanotechnology.

“We are thrilled to have found a partner like YHCC in China,” stated Doug Baker, Chief Executive Officer of Applied Nanotech Holdings, Inc.  “Their commercialization expertise is a perfect match with our technology and we strongly believe that we will receive substantial financial and strategic benefits from having YHCC as a long-term partner. We are pleased that they have expressed an interest in investing in APNT and being on our Board of Directors, which demonstrates their intention of being a long- term shareholder, and recognition of the significant value a long-term relationship can create”.

“After searching top R&D companies around the world, we made the careful decision to partner with APNT,” said Xianrong LI, Chairman and CEO of YHCC.  “We are confident that our skills in commercialization, combined with APNT’s technologies, give us the right combination of talents to deliver significant long-term value to both our organizations.”

ABOUT SICHUAN ANXIAN YINHE CONSTRUCTION AND CHEMICAL GROUP CO., LTD (“YHCC”)

Located in Anxian County, near Mianyang in Sichuan Province, China, YHCC currently operates through 9 separate subsidiaries located in three specialized industrial parks, occupying over 3000 (700 US) acres.  YHCC’s website is http://www.yinhejituan.com/en.

ABOUT APPLIED NANOTECH HOLDINGS, INC.

Applied Nanotech Holdings, Inc. (OTCBB: APNT) is a premier research and commercialization organization focused on solving problems at the molecular level. Its team of PhD level scientists and engineers work with companies and other organizations to solve technical impasses and create innovations that will create a competitive advantage. Applied Nanotech has created an extensive patent portfolio and its business model is focused on licensing its patents and technology to partners that will manufacture, distribute, and commercialize products using its technology. Applied Nanotech’s website is http://www.appliednanotech.net.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2009, and in reports subsequently filed by us with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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